Exhibit (a)(1)(D)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
PEC Solutions, Inc.
at
$15.50 Net Per Share
by
PS Merger Sub, Inc.
a wholly owned subsidiary of
Nortel Networks Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON TUESDAY, MAY 31, 2005, UNLESS THE OFFER IS EXTENDED
May 3, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      We have been appointed by PS Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Nortel Networks Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares (the “Shares”) of common stock, $0.01 par value per share, of PEC Solutions, Inc., a Delaware corporation (“PEC”), at a purchase price of $15.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 3, 2005, (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 25, 2005, among Parent, Purchaser and PEC (the “Merger Agreement”). Holders of Shares whose certificates for such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to American Stock Transfer & Trust Company (the “Depositary”) or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
      Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.
      Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
      1. The Offer to Purchase, dated May 3, 2005.

2.	The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

3.	A letter to stockholders of PEC from David C. Karlgaard, Chief Executive Officer of PEC, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by PEC and mailed to the stockholders of PEC.

4.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

5.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

7.	A return envelope addressed to the Depositary.
      YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 31, 2005, UNLESS THE OFFER IS EXTENDED.
Please note the following:

1. The tender price is $15.50 per Share, net to the seller in cash without interest.

2. The Offer is being made for all of the outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, May 31, 2005, unless the Offer is extended.

4. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares as would constitute at least a majority of the Shares that in the aggregate are outstanding on a fully diluted basis, (b) the expiration of (or the termination of) the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (c) the parties having received notice from the Committee on Foreign Investment in the United States (“CFIUS”) that review of the transactions contemplated by the Merger Agreement under the Exon Florio Amendment to the Defense Production Act of 1950, as amended (the “Exon-Florio Act”), has been concluded, and that CFIUS has determined that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act, (d) the Defense Security Service shall not have indicated that it is unwilling to agree to a foreign ownership, control or influence mitigation proposal submitted in relation to the Offer and the Merger by, and acceptable to, Parent in its sole discretion, in accordance with the National Industrial Security Program Operating Manual, (e) any other required waiting periods, material clearances or approvals applicable to the Offer or the Merger under any applicable laws having expired, or been terminated or obtained, as applicable and (f) the satisfaction of certain other terms and conditions described in the Offer to Purchase.

5. Tendering stockholders will not be obligated to pay brokerage fees or commissions imposed by Parent or Purchaser or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.
      In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary, and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.
      If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.
      Neither Purchaser, Parent nor any officer, director, stockholder, agent or other representative of Purchaser or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
      Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder, the Information Agent for the Offer, at 17 State Street, 10th Floor, New York, New York 10004. Banks and brokers call (212) 440-9800, all others call toll free (800) 491-3042.
      Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.
                Very truly yours,
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE DEALER MANAGER, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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